Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2010-19
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI momentum continues as growth on key brands
drives higher 3Q10 results
WINSTON-SALEM, N.C. — Oct. 21, 2010

Third Quarter and Nine Months 2010 — At a Glance
•	Adjusted EPS: Third quarter at $1.35, up 8.9 percent; nine months at $3.78, up 6.8 percent
•	Excludes charges related to special items* and 1Q09 trademark impairments
•	Reported EPS: Third quarter at $1.30, up 4.8 percent; nine months at $2.75, up 7.4 percent

•	RAI reaffirms and tightens 2010 guidance: Adjusted EPS range of $4.95 to $5.05
•	Excludes charges related to special items*
•	R.J. Reynolds Tobacco Company and American Snuff increase adjusted operating income and margin

•	Key brands post record consumer off-take market share

•	RAI again recognized as a leader in corporate sustainability

•	RAI dividend increase of 8.9 percent, stock split announced Oct. 15
* Special items include charges related to plant closings and expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff through a services agreement; and 1Q10 charges related to changes in federal health-care laws and Canadian governments’ settlements.
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

-more-

Reynolds American Inc. (NYSE: RAI) today announced third-quarter 2010 adjusted EPS of $1.35, up 8.9 percent from the prior-year quarter. Adjusted results exclude charges for plant closings and the expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff. Higher pricing and key-brands volume; promotional and pricing efficiencies; and productivity gains more than offset lower overall cigarette volume. Reported EPS was $1.30, up 4.8 percent.
For the first nine months of 2010, adjusted EPS was $3.78, up 6.8 percent, while reported EPS was $2.75, up 7.4 percent from the prior-year period. Adjusted results exclude charges for plant closings and expansion of R.J. Reynolds’ field trade-marketing organization, first-quarter 2010 charges for changes in federal health-care laws and Canadian governments’ settlements, and first-quarter 2009 trademark impairments.
RAI reaffirmed and tightened its adjusted EPS guidance for 2010, and now expects $4.95 to $5.05 versus prior guidance of $4.90 to $5.05. This guidance also excludes charges related to plant closings, expansion of R.J. Reynolds’ field trade marketing, health care and Canadian governments’ settlements.

3Q and Nine Month 2010 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the three Months			For the Nine Months
	Ended Sept. 30			Ended Sept. 30
			%			%
	2010	2009	Change	2010	2009	Change

Net sales	$2,239	$2,152	4.0%	$6,470	$6,323	2.3%

Operating income
Reported (GAAP)	$662	$636	4.1%	$1,852	$1,382	34.0%
Adjusted (Non-GAAP)	686	636	7.9%	1,931	1,835	5.2%

Net income
Reported (GAAP)	$381	$362	5.2%	$804	$747	7.6%
Adjusted (Non-GAAP)	396	362	9.4%	1,106	1,032	7.2%

Net income per diluted share
Reported (GAAP)	$1.30	$1.24	4.8%	$2.75	$2.56	7.4%
Adjusted (Non-GAAP)	1.35	1.24	8.9%	3.78	3.54	6.8%

MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American had a very strong third quarter, and the results reflect the positive momentum in the company’s performance,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer. “Our higher adjusted earnings and margins were driven by gains in our operating companies’ key brands. Both of our reportable business segments continue to effectively execute their business strategies and deliver additional growth.
“Also, our recent announcement that we’re increasing the dividend by 8.9 percent demonstrates our confidence in RAI’s performance and an unwavering commitment to returning value to our shareholders,” Ivey said.
RAI announced the dividend increase, as well as a two-for-one stock split and the 2011 retirement of Ivey, on Oct. 15.
The company now expects full-year adjusted EPS of $4.95 to $5.05. Guidance excludes charges related to cigarette plant closings, the expansion of R.J. Reynolds’ field trade-marketing organization, changes in federal health-care laws and Canadian governments’ settlements.
Third-quarter highlights include:
•	R.J. Reynolds increased adjusted operating income and margin, with total cigarette market share up 1.2 share points excluding private label brands;

•	American Snuff delivered record adjusted operating income and margin, with higher moist-snuff volume and pricing; and,

•	RAI was awarded membership in the Dow Jones Sustainability North America Index for the third consecutive year.
RAI’s Santa Fe Natural Tobacco Company subsidiary continued to deliver excellent results in the third quarter, with its Natural American Spirit brand again driving gains in earnings and volume, with record market share.
Ivey noted that the expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff has been essentially completed after a smooth transition. As RAI announced in April, this is a strategic move that will strengthen both operating companies by offering greater efficiency and speed to market, improved support for the retail trade, and a stronger presence at retail, especially for American Snuff brands.
Ivey said that previously announced steps by RAI’s operating companies to improve cigarette-manufacturing efficiency and expand moist-snuff production capacity are progressing well. The Puerto Rico cigarette factory was closed this summer, and the Whitaker Park factory is on schedule to close by mid-2011, with production being consolidated at R.J. Reynolds’ Tobaccoville manufacturing facility. American Snuff’s expansion of its smokeless-tobacco processing and manufacturing facilities is also well under way.

On the external front, RAI’s operating companies remain in compliance with the emerging U.S. Food and Drug Administration requirements, while continuing to effectively compete in the new regulatory environment.
Ivey said that RAI remains on track for a strong year. “Our operating companies continue to deliver profitable growth by strengthening their key brands and improving efficiencies,” she said. “They are also sharply focused on building momentum for the long term by investing in cigarette and smokeless-tobacco innovations to meet the changing desires of adults who enjoy tobacco.”
R.J. Reynolds
R.J. Reynolds’ third-quarter adjusted operating income was up 7.5 percent at $572 million from the prior-year quarter, driven by growth-brand volume gains, higher cigarette pricing, promotional efficiencies and productivity gains. Adjusted results exclude charges related to the plant closings and expansion of R.J. Reynolds’ field trade-marketing organization.
“R.J. Reynolds’ business strategies continue to serve the company extremely well,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer. “The significant gains in our growth brands’ market share and volume drove higher adjusted operating income and margin in the third quarter.”
For the first nine months of 2010, adjusted operating income was $1.61 billion, up 4.1 percent from the prior-year period. Adjusted results exclude first-quarter 2009 trademark impairment charges, as well as charges related to the plant closings and expansion of R.J. Reynolds’ field trade-marketing organization.
R.J. Reynolds’ adjusted operating margin improved significantly in the third quarter, rising 1.3 percentage points to 29.8 percent. This brought adjusted operating margin for the nine-month period to 28.8 percent, up 0.7 percentage points from the prior-year period.
R.J. Reynolds’ total third-quarter cigarette market share of 28.2 percent was up slightly from the prior-year quarter. Significant growth-brand gains offset declines in support and non-support brands, including private label brands, which the company continues to de-emphasize and delist. The company’s private label brands now represent only 0.3 share points. Excluding the private label brands, R.J. Reynolds’ total cigarette market share was up 1.2 share points.
R.J. Reynolds’ third-quarter cigarette shipment volume was down 2.6 percent from the prior-year quarter. However, excluding the company’s private label brands, volume increased 1.2 percent. That compares with an industry decline of 0.8 percent. Adjusting for wholesale inventory changes, industry volume was down 3.2 percent.
For the first nine months, R.J. Reynolds’ cigarette shipment volume was down 5.1 percent, but down only 2.2 percent excluding private-label brands. By comparison, industry volume declined 3.5 percent from the prior-year period.

“Our volume performance clearly illustrates that our brand-portfolio strategy is working, and our trends relative to the industry continue to improve,” Delen said.
Both of the company’s growth brands, Camel and Pall Mall, delivered higher cigarette volume and market share in the third quarter. Combined growth-brand market share of 15.8 percent was up 3.2 percentage points from the prior-year quarter.
Camel’s third-quarter cigarette market share was 8.0 percent, up 0.4 percentage points from the prior-year quarter.
“Camel’s menthol styles, which utilize R.J. Reynolds’ capsule technology, are contributing to Camel’s strong performance,” Delen said. “These styles offer adult smokers fresh menthol flavor when they choose, and are appealing to competitive menthol smokers.”
Camel Crush also enhanced the brand’s share performance in the menthol segment. Using the same capsule technology, this style offers adult smokers the choice of regular or menthol with each cigarette. Including Camel Crush, Camel’s third-quarter menthol market share increased 0.5 percentage points to 1.9 percent.
“Camel SNUS, the brand’s first modern smoke-free product, is holding steady on a volume basis even with lower promotional levels,” Delen said. “Two new styles — Robust and Winterchill — were introduced in the third quarter, and they are attracting additional interest.” Packed in larger pouches, the new styles offer adult tobacco consumers a richer, more full-bodied tobacco taste, as well as smoke-free, spit-free convenience. All four Camel SNUS styles are being sold in select stores nationwide.
R.J. Reynolds continues to gain valuable consumer insights on Camel’s new line of innovative dissolvable tobacco products — Orbs, Sticks and Strips. These insights will help the company as it continues to refine its dissolvable product offerings.
Pall Mall, R.J. Reynolds’ second growth brand, performed extremely well in the third quarter, with significant volume and share gains. Pall Mall is the nation’s fourth-largest and fastest-growing major cigarette brand. Pall Mall’s market share increased 2.8 percentage points to 7.8 percent in the third quarter.
“Pall Mall is the right product at the right time,” Delen said. “The weak economy continues to affect consumer spending, and more adult smokers are discovering the great value in this high-quality, longer-lasting cigarette.
“R.J. Reynolds continues to make substantial progress in shaping its business to deliver growth today and into the future,” Delen said.

American Snuff
American Snuff delivered record adjusted operating income of $102 million in the third quarter, an increase of 9.0 percent from the prior-year quarter, driven by higher moist-snuff pricing and volume. Adjusted results exclude charges related to severance costs associated with the field trade-marketing changes.
“I’m very pleased with American Snuff’s performance in the third quarter,” said Bryan K. Stockdale, president and chief executive officer. “Competitive promotional activity and line extensions continue to present challenges. Even so, the resilience of our brands has allowed us to deliver higher volume, earnings and margin.”
For the first nine months of 2010, adjusted operating income was $271 million, up 0.7 percent from the prior-year period. Adjusted results exclude charges related to severance costs associated with the field trade-marketing changes, as well as first-quarter 2009 trademark impairment charges.
Third-quarter adjusted operating margin increased substantially, rising 2.2 percentage points from the prior-year quarter, to 54.9 percent. Nine-month adjusted operating margin was 51.3 percent, down 1.2 percentage points from the prior-year period, primarily due to second-quarter declines in roll-your-own and other non-core tobacco products.
American Snuff continued to show gains in total moist-snuff shipment volume, increasing 1.2 percent in the third quarter from the prior-year quarter, and gaining 5.0 percent in the first nine months from the prior-year period.
American Snuff’s total moist-snuff share of shipments of 29.2 percent was down 0.7 percentage points in the third quarter. However, on a consumer off-take basis, which better reflects actual consumer purchases, the company’s share was 30.3 percent, in line with the prior-year quarter.
Levels of competitive promotional shipments and changes in the largest competitor’s returned-goods reporting continued to distort industry moist-snuff shipments. Industry shipments were up 8.6 percent in the third quarter, but on a consumer off-take basis, they were up about 6.0 percent.
Grizzly, the company’s flagship brand, increased third-quarter shipment volume by 2.3 percent, and for the first nine months by 5.7 percent. Grizzly’s share of shipments was slightly lower by 0.3 percentage points at 25.3 percent in the third quarter. However, consumer off-take for Grizzly was 25.8 percent, up 0.3 percentage points from the prior-year quarter.
“As we anticipated, the upgrade to the Grizzly family’s packaging and addition of embossed metal lids in April has helped the brand return to growth. The 25.8 share in consumer off-take is a new high for Grizzly,” Stockdale said.

Grizzly continued to capture share in the rapidly growing pouch segment, which represents almost 9 percent of total moist-snuff category sales. Grizzly accounted for 23.6 percent of all pouch sales in the third quarter, and has the No. 1 wintergreen pouch style in the marketplace.
American Snuff’s premium brand, Kodiak, remained relatively stable in the third quarter, with share of shipments of 3.6 percent, down 0.3 percentage points from the prior-year quarter. Kodiak’s volume was down 5.2 percent in the third quarter, but for the first nine months it was in line with the prior-year period.
Camel Dip, the company’s newest premium introduction, remained relatively stable in the third quarter. American Snuff continues to evaluate opportunities to strengthen Camel Dip’s marketplace performance.
“American Snuff has made great strides in the third quarter and nine months, despite the challenging environment,” Stockdale said. “We’re focused on delivering additional volume and earnings gains for the full year, while positioning the company and its core brands for long-term success.”
FINANCIAL UPDATE
“Reynolds American’s powerful performance in the third quarter and nine months puts us firmly on track to deliver high single-digit earnings growth this year,” said Thomas R. Adams, Reynolds American’s chief financial officer. “As a result, we’ve reaffirmed and tightened our adjusted EPS outlook for the full year to a range of $4.95 to $5.05, an earnings increase of 6.7 percent to 8.8 percent from 2009.”
Earnings guidance excludes charges related to the plant closings, expansion of R.J. Reynolds’ field trade-marketing organization, changes in federal health-care laws and Canadian governments’ settlements.
With respect to the 8.9 percent dividend increase announced last week, Adams noted that this is further evidence of RAI’s long-standing commitment to returning value to shareholders, and is consistent with RAI’s 75 percent dividend payout target. This equates to an annualized increase of $0.32 per share, from $3.60 to $3.92.
“RAI has paid a dividend every quarter since becoming a publicly traded company in 2004, and this is the company’s sixth dividend increase,” Adams said.
RAI’s third-quarter adjusted EPS was $1.35, up 8.9 percent, which excludes the impact of $0.05 per share related to plant closings and the expansion of R.J. Reynolds’ field trade-marketing organization.
On a reported basis, third-quarter EPS was $1.30, up 4.8 percent from the prior-year quarter.
For the first nine months of 2010, adjusted EPS was $3.78, up 6.8 percent. Adjusted results exclude charges related to plant closings, expansion of R.J. Reynolds’ field trade marketing, changes in federal health-care laws and Canadian governments’ settlements, as well as trademark impairments in the first quarter of 2009.

On a reported basis, nine-month EPS was $2.75, up 7.4 percent from the prior-year period.
The company’s third-quarter adjusted operating margin was 30.6 percent, up 1.0 percentage point from the prior-year quarter, on gains in operating-company pricing and productivity. RAI’s nine-month adjusted operating margin of 29.8 percent was 0.8 percentage points higher than the prior-year period.
Reynolds American ended the quarter with $2.3 billion in cash balances after the company repaid $300 million in debt from cash on July 15. Adams said that RAI is planning to contribute an additional $500 million to the pension plans in the fourth quarter.
“As our operating companies continue to build momentum by strengthening key-brand performance and improving productivity, RAI is well positioned to deliver strong results in 2010,” Adams said.
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss third-quarter 2010 results at 10:30 a.m. Eastern Time on Thursday, Oct. 21, 2010. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
WEB DISCLOSURE
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise-tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•	decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statue applicable to the Engle Progeny cases;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies; and

•	the expiration of the standstill provisions of the governance agreement.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the U.S., Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume schedules follow)

Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2010	2009	2010	2009
Net sales, external	$2,146	$2,045	$6,141	$6,017
Net sales, related party	93	107	329	306

Net sales	2,239	2,152	6,470	6,323
Cost of products sold	1,184	1,138	3,437	3,337
Selling, general and administrative expenses	387	371	1,124	1,129
Amortization expense	6	7	19	22
Asset impairment and exit charges	—	—	38	—
Trademark impairment charge	—	—	—	453

Operating income	662	636	1,852	1,382
Interest and debt expense	55	60	176	190
Interest income	(3)	(5)	(9)	(15)
Other expense, net	(8)	2	4	9

Income from continuing operations before income taxes	618	579	1,681	1,198
Provision for income taxes	237	217	661	451

Income from continuing operations	381	362	1,020	747
Losses from discontinued operations, net of tax	—	—	(216)	—

Net income	$381	$362	$804	$747

Basic net income per share:
Income from continuing operations	$1.31	$1.24	$3.50	$2.56
Losses from discontinued operations	—	—	(0.74)	—

Net income	$1.31	$1.24	$2.76	$2.56

Diluted net income per share:
Income from continuing operations	$1.30	$1.24	$3.49	$2.56
Losses from discontinued operations	—	—	(0.74)	—

Net income	$1.30	$1.24	$2.75	$2.56

Basic weighted average shares, in thousands	291,526	291,371	291,489	291,380

Diluted weighted average shares, in thousands	292,505	291,920	292,319	291,741

Segment data:
Net sales:
R.J. Reynolds	$1,917	$1,867	$5,579	$5,513
American Snuff	185	177	528	512
All Other	137	108	363	298

	$2,239	$2,152	$6,470	$6,323

Operating income:
R.J. Reynolds	$561	$532	$1,572	$1,170
American Snuff	95	93	253	193
All Other	33	36	91	85
Corporate	(27)	(25)	(64)	(66)

	$662	$636	$1,852	$1,382

Supplemental information:
Excise tax expense	$1,130	$1,155	$3,279	$2,812
Master Settlement Agreement and other state settlement expense	$650	$643	$1,887	$1,917
Federal tobacco buyout expense	$62	$61	$184	$179
FDA fees	$15	$4	$45	$6

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended Sept. 30,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$662	$381	$1.30	$636	$362	$1.24
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	24	15	0.05	—	—	—

Total adjustments	24	15	0.05	—	—	—

Adjusted results	$686	$396	$1.35	$636	$362	$1.24

	Nine Months Ended Sept. 30,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$1,852	$804	$2.75	$1,382	$747	$2.56
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	41	26	0.09	—	—	—
Asset impairment and exit charges	38	33	0.11	—	—	—
Health-care subsidy tax charge	—	27	0.09	—	—	—
Losses from discontinued operations	—	216	0.74	—	—	—
Trademark impairment charge	—	—	—	453	285	0.98

Total adjustments	79	302	1.03	453	285	0.98

Adjusted results	$1,931	$1,106	$3.78	$1,835	$1,032	$3.54

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	Sept. 30,	Dec. 31,
	2010	2009
Assets
Cash and cash equivalents	$2,252	$2,723
Other current assets	2,447	2,772
Trademarks and other intangible assets, net	2,701	2,718
Goodwill	8,185	8,185
Other noncurrent assets	1,617	1,611

	$17,202	$18,009

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,385	$2,611
Other current liabilities	1,649	1,729
Long-term debt (less current maturities)	3,710	4,136
Deferred income taxes, net	573	441
Long-term retirement benefits (less current portion)	1,891	2,218
Other noncurrent liabilities	366	376
Shareholders’ equity	6,628	6,498

	$17,202	$18,009

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
RAI’s reportable operating segments are R.J. Reynolds and American Snuff. The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company. The American Snuff segment consists of the primary operations of American Snuff Company, LLC and Lane, Limited.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended Sept. 30,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$561	$95	$532	$93
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	11	7	—	—

Total adjustments	11	7	—	—

Adjusted operating income	$572	$102	$532	$93

	Nine Months Ended Sept. 30,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$1,572	$253	$1,170	$193
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	14	18	—	—
Asset impairment and exit charges (2)	24	—	—	—
Trademark impairment charge	—	—	377	76

Total adjustments	38	18	377	76

Adjusted operating income	$1,610	$271	$1,547	$269

(1)	For the three and nine months ended September 30, 2010, RAI and its operating companies recorded aggregate implementation costs of $24 million and $41 million, respectively, including $6 million and $9 million, respectively, in non-reportable operating segments, related to plant closing and expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff through a services agreement.

(2)	RAI and its operating companies recorded aggregate asset impairment and exit charges of $38 million in the second quarter of 2010, including $14 million in non-reportable operating segments.

Schedule 4
R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET
VOLUME (in billions):

	Three Months Ended				Nine Months Ended
	Sept. 30,		Change		Sept. 30,		Change
	2010	2009	Units	%	2010	2009	Units	%
Camel (filter styles)	5.6	5.5	0.1	1.5%	16.1	16.2	—	-0.2%
Pall Mall	5.5	3.8	1.7	45.1%	14.9	10.2	4.7	45.7%

Total growth brands	11.0	9.3	1.8	19.2%	31.0	26.4	4.6	17.6%

Total support brands	8.0	9.3	(1.3)	-14.2%	23.9	29.1	(5.2)	-17.8%

Total non-support brands	1.0	2.0	(1.0)	-48.8%	3.6	6.2	(2.6)	-41.5%

Total R.J. Reynolds domestic	20.1	20.6	(0.5)	-2.6%	58.5	61.7	(3.1)	-5.1%

Total premium	11.5	12.2	(0.7)	-6.1%	33.7	36.8	(3.2)	-8.6%
Total value	8.6	8.4	0.2	2.5%	24.9	24.9	—	0.1%
Premium/total mix	57.2%	59.3%			57.5%	59.7%

Industry	79.5	80.1	(0.6)	-0.8%	229.9	238.3	(8.4)	-3.5%
Premium	55.5	56.5	(1.0)	-1.7%	161.7	168.7	(6.9)	-4.1%
Value	24.0	23.6	0.3	1.4%	68.2	69.7	(1.5)	-2.1%
Premium/total mix	69.8%	70.5%			70.3%	70.8%
RETAIL SHARE OF MARKET:

	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2010	2009	Change	2010	2009	Change
Camel (filter styles)	8.0%	7.7%	0.4	7.6%	7.6%	0.1
Pall Mall	7.8%	5.0%	2.8	7.1%	4.4%	2.8

Total growth brands	15.8%	12.7%	3.2	14.8%	11.9%	2.8

Total support brands	11.0%	12.7%	(1.7)	11.4%	13.3%	(1.9)

Total non-support brands	1.4%	2.8%	(1.4)	1.8%	2.9%	(1.1)

Total R.J. Reynolds domestic	28.2%	28.2%	—	28.0%	28.2%	(0.2)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry volume data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
AMERICAN SNUFF MOIST-SNUFF VOLUMES AND SHARE OF SHIPMENTS
VOLUME (in millions of cans):

	Three Months Ended				Nine Months Ended
	Sept. 30,		Change		Sept. 30,		Change
	2010	2009	Units	%	2010	2009	Units	%
Kodiak	12.0	12.6	(0.7)	-5.2%	35.5	35.5	(0.0)	-0.1%
Grizzly	82.5	80.7	1.8	2.3%	239.3	226.5	12.8	5.7%
Other	1.1	1.1	(0.0)	-0.9%	3.6	3.1	0.4	14.4%

Total moist snuff cans	95.5	94.4	1.2	1.2%	278.4	265.1	13.2	5.0%
SHARE OF SHIPMENTS:

	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2010	2009	Change	2010	2009	Change
Kodiak	3.6%	3.9%	(0.3)	3.6%	3.8%	(0.2)
Grizzly	25.3%	25.6%	(0.3)	25.3%	25.0%	0.3
Other	0.3%	0.4%	(0.1)	0.0%	0.7%	(0.6)

Total share of shipments	29.2%	29.9%	(0.7)	28.9%	29.5%	(0.5)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported retail shipment data processed by Management Science Associates, Inc.